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                                                                      Exhibit 15

                       EXTENSION OF STOCKHOLDERS AGREEMENT

      This extension of the Stockholders Agreement (defined below), dated as of April 28, 2005, is by and between JQH Acquisition LLC ("Bidder") and Raffles Associates, L.P. ("Stockholder). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Stockholders Agreement.

      WHEREAS, Bidder and Stockholder entered into a Stockholders Agreement, dated as of January 31, 2005, pursuant to which Stockholder agreed to support Bidder's Offer for Common Stock of John Q. Hammons Hotels, Inc.(the "Stockholders Agreement");

      WHEREAS, Section 2.04(c) of the Stockholders Agreement states that Bidder may request that Stockholder extend the Stockholders Agreement beyond the Initial Term, and that Stockholder shall be obligated to so extend if (x) Bidder, Mr. John Q. Hammons or his trust and affiliates ("Mr. Hammons") and the Company are engaged in good faith, bona fide negotiations and Bidder reasonably believes that it is likely to successfully negotiate (i) a definitive agreement with the Company and (ii) the Hammons Agreement or (y) Bidder wishes and is prepared to pursue such good faith, bona fide negotiations and has sought and is continuing to seek with Mr. Hammons and the Company such good faith, bona fide negotiations, but either or both of Mr. Hammons and the Company have refused or failed to respond or negotiate in good faith; and

      WHEREAS, Bidder now requests that Stockholder extend the Stockholders Agreement beyond the Initial Term in accordance with Sections 2.04(c) and 2.05 of such agreement, which extension is required to be accepted by Stockholder under the terms of the Stockholders Agreement provided that the conditions set forth in such Sections are satisfied.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

      1. Bidder hereby states that Bidder, Mr. Hammons and the Company are engaged in good faith, bona fide negotiations and Bidder reasonably believes that it is likely to successfully negotiate (i) a definitive agreement with the Company and (ii) the Hammons Agreement.

      2. Bidder intends to commence the Offer as promptly as practicable.

      3. Bidder will provide such other information regarding the status of the negotiations, the Offer and a Share Sale as Stockholder may reasonably request in support of Bidder's representations under Section 2.04(c) of the Stockholders Agreement.

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            IN WITNESS WHEREOF, Stockholder has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

                                        JQH ACQUISITION LLC

                                        By: /s/ Jonathan D. Eilian
                                           -------------------------------------
                                            Name:  Jonathan D. Eilian
                                            Title: Managing Member

ACKNOWLEDGED AND ACCEPTED

RAFFLES ASSOCIATES, L.P.

By: /s/ Paul H. O'Leary
   --------------------------------------------
    Name:  Paul H. O'Leary
    Title: General Partner